Exhibit 3.36

CERTIFICATE OF FORMATION

OF

USCS CHARLESTON LLC

*  *  *  *  *  *  *

FIRST:	The name of the limited liability company is USCS CHARLESTON LLC.

SECOND:	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE. The name of its registered agent at such address is CT Corporation System.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USCS CHARLESTON LLC this 12th  day of March, 2004.

/s/ PAUL GRIDLEY
Paul Gridley, Authorized Person